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                                                                    EXHIBIT 99.5

                            EXCHANGE AGENCY AGREEMENT



          1. This Agreement is entered into as of [ ], 1999 between IBJ Schroder Bank & Trust Company, a banking corporation organized under the laws of the State of New York, as Exchange Agent (the "Agent") and Agrilink Foods, Inc., a New York corporation (the "Company").

          2. The Company proposes to make an offer to exchange (the "Exchange Offer") $1,000 principal amounts of the Company's 11-7/8% Senior Subordinated Notes due 2008 (the "Exchange Notes") for equal principal amounts of the Company's outstanding 11-7/8% Senior Subordinated Notes due 2008 (the "Initial Notes" and, together with the Exchange Notes, the "Notes"), of which $200,000,000 aggregate principal amount is outstanding, pursuant to the Prospectus dated [ ], 1999 and the accompanying Letter of Transmittal. The Exchange Offer will terminate at 5:00 p.m. New York City Time on [ ], 1999, unless extended by the Company in its sole discretion (the "Expiration Date"). The Exchange Notes are to be issued by the Company pursuant to the terms of an Indenture dated as of November 18, 1998 (the "Indenture") between the Company, the guarantors signatory thereto and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee").

          3. Subject to the provisions hereof, the Company hereby appoints and the Agent hereby accepts the appointment as Agent for the purposes of receiving, accepting for delivery and otherwise acting upon tenders of the Initial Notes (the "Certificates") in accordance with the form of Letter of Transmittal attached hereto (the "L/T") and with the terms and conditions set forth herein and under the caption "The Exchange Offer" in the Prospectus.

          4. The Agent has received the following documents (the "Exchange Offer Documents") in connection with its appointment and has examined such documents to the extent necessary to perform its duties hereunder:

          (a) L/T;
          (b) a form of Notice of Guaranteed Delivery;
          (c) the Prospectus;
          (d) Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees; and
          (e) a form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

The Company shall furnish you with additional copies of such documents at your request.

          5. The Agent is authorized and hereby agrees to act as follows:

          (a) to establish an account with respect to the Initial Notes at the Depository Trust Company ("DTC") for purposes of the Exchange Offer within two business days after the



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date of this Agreement, and any financial institution that is a participant in
DTC may make book-entry delivery of the Initial Notes by causing DTC to transfer such Initial Notes into your account in accordance with DTC's procedures for such transfer;

          (b) to address, and deliver by hand or next day courier, a complete set of the Exchange Offer Documents to each person who, prior to the Expiration Date, becomes a registered holder of, or who appears on a security position listing for, the Initial Notes, promptly after such person becomes such a registered holder or appears on such security position listing, and, upon the request of any Designated Officer, to furnish copies of such Exchange Offer Documents or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer;

          (c) to receive all tenders of Initial Notes made pursuant to the Exchange Offer and stamp the L/T and any Notices of Guaranteed Delivery with the day, month and approximate time of receipt;

          (d) to examine each L/T and Initial Notes (or confirmations of book-entry transfers into the Agent's account at DTC) and any Agent's Message or other documents delivered by or for holders of Initial Notes to determine that all requirements necessary to constitute a valid tender have been met. The Agent shall be entitled to rely on the electronic messages sent by DTC regarding ATOP delivery of the Notes to the Agent's account at DTC from the DTC participants listed on the DTC position listing provided to the Agent;

          (e) to take such actions as are necessary and appropriate to correct any irregularity or deficiency associated with any tender not in proper order;

          (f) to follow instructions given by the President, Chief Executive Officer, Chief Financial Officer, any Vice President or the Secretary of the Company, or such other person or persons as they shall designate in writing (each a "Designated Officer"), or any other person designated by any Designated Officer in writing, with respect to the waiver of any irregularities or deficiencies associated with any tender;

          (g) to hold all valid tenders subject to further instructions from a Designated Officer, or any person designated by any such Designated Officer in writing;

          (h) to render a written report, in the form of Exhibit A attached hereto, on each business day during the Exchange Offer and promptly confirm, by telephone, the information contained therein to the Chief Financial Officer of the Company (facsimile number: 716-383-1606; telephone number 716-383-1850) and to Eulalia Mack, Esq. (facsimile number: 212-841-1010; telephone number 212-841-1000);

          (i) to follow and act upon any amendments, modifications or supplements to these instructions and to the Exchange Offer (including any extension or termination of the Exchange Offer), any of which may be given (if orally, to be promptly confirmed in writing) to the Agent by a Designated Officer or such other person or persons as a Designated Officer shall designate in writing;

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          (j) to return to the presenters, in accordance with the provisions of the L/T, any Initial Notes that were not received in proper order and as to which the irregularities or deficiencies were not cured or waived;

          (k) in the event the Exchange Offer is consummated, to deliver authenticated Exchange Notes to tendering Noteholders, in accordance with the instructions of such Noteholder's specified in the respective L/T's, as soon as practicable after receipt thereof;

          (l) to determine that all endorsements, guarantees, signatures, authorities, stock transfer taxes (if any) and such other requirements are fulfilled in connection with any request for issuance of the Exchange Notes in a name other than that of the registered owner of the Initial Notes;

          (m) to deliver to, or upon the order of, the Company all Initial Notes received under the Exchange Offer, together with any related assignment forms and other documents;

          (n) to advise the Company with respect to any Initial Notes delivered subsequent to the Expiration Date and to accept the instructions (if given orally, to be confirmed in writing) of a Designated Officer with respect to the disposition of such Notes; and

          (o) subject to the other terms and conditions set forth in this Agreement, to take all other actions reasonable and necessary in the good faith judgment of the Agent, to effect the foregoing matters.

          6. The Agent shall:

          (a) have no duties or obligations other than those specifically set forth herein, in the L/T and in the Prospectus under the caption "The Exchange Offer";

          (b) not be required to refer to any documents for the performance of its obligations hereunder other than this Agreement, the L/T and the documents required to be submitted with the L/T, and under the caption "The Exchange Offer" in the Prospectus; other than such documents, the Agent will not be responsible or liable for any terms, directions or information in the Prospectus or any other document or agreement unless the Agent specifically agrees thereto in writing;

          (c) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of (i) the Exchange Offer, (ii) any Certificates, L/Ts or documents prepared by the Company in connection with the Exchange Offer or (iii) any signatures or endorsements, other than its own;

                  (d) not be obligated to take any legal action hereunder that might, in its reasonable judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity by the Company;

          (e) be able to rely on and shall be protected in acting in good faith on the written or oral instructions with respect to any matter relating to its actions as Agent specifically

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covered by this Agreement, of any Designated Officer of the Company authorized to give instructions under paragraph 5(g) or 5(h) above;

          (f) be able to rely on and shall be protected in acting in good faith upon any certificate, instrument, opinion, notice, letter, telegram or any other document or security delivered to it and believed by it reasonably and in good faith to be genuine and to have been signed by the proper party or parties;

          (g) not be responsible for or liable in any respect on account of the identity, authority or rights of any person (other than a Designated Officer) executing or delivering or purporting to execute or deliver any document or property under this Agreement and shall have no responsibility with respect to the use or application of any property delivered by it pursuant to the provisions hereof;

          (h) be able to consult with counsel satisfactory to it (including counsel for the Company or staff counsel of the Agent) and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with advice or opinion of such counsel;

          (i) not be called on at any time to advise, and shall not advise, any person delivering an L/T pursuant to the Exchange Offer as to the wisdom of tendering Initial Notes in the Exchange Offer or as to the market value or decline or appreciation in market value of any Notes nor shall the Agent pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other person or to engage or utilize any person to solicit tenders;

          (j) not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence, willful misconduct or bad faith;

          (k) not be bound by any notice or demand, or any waiver or modification of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Agent signed by the proper authority or authorities and, if the Agent's duties or rights are affected, unless the Agent shall give its prior written consent thereto;

          (l) have no duty to enforce any obligation of any person to make delivery, or to direct or cause any delivery to be made, or to enforce any obligation of any person to perform any other act; and

          (m) have the right to assume, in the absence of written notice to the contrary from the proper person or persons, that a fact or an event by reason of which an action would or might be taken by the Agent does not exist or has not occurred without incurring liability for any action taken or omitted in good faith or in the exercise of the Agent's best judgment, or any action suffered by the Agent to be taken or omitted, in good faith or in the exercise of the Agent's best judgment, in reliance upon such assumption.

          7. The Agent shall be entitled to compensation as set forth in Exhibit B attached hereto.

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          8. (a) The Company covenants and agrees to reimburse the Agent for, indemnify it against, and hold it harmless from any and all reasonable costs and expenses (including reasonable fees and expenses of counsel and allocated cost of staff counsel) that may be paid or incurred or suffered by the Agent or to which the Agent may become subject without gross negligence, willful misconduct or bad faith on the Agent's part by reason of or as a result of the Agent's compliance with the instructions set forth herein or with any additional or supplemental written or oral instructions delivered to it pursuant hereto, or which may arise out of or in connection with the administration and performance of its duties under this Agreement. You shall notify the Company in writing of the assertion of any claim against you; provided, however, that your failure so to notify the Company shall not excuse the company from its obligations hereunder except to the extent such failure to notify shall prejudice or cause damage to the Company.

          (b) The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, it shall not be liable for the fees and expenses of any additional counsel thereafter retained by the Agent so long as the Company shall retain counsel reasonably satisfactory to the Agent to defend such suit. The Agent shall not compromise or settle any such action or claim without the consent of the Company, provided that the Company shall not be entitled to assume the defense of any action if representation of the parties by the same legal counsel would, in the reasonable opinion of counsel for the Agent, be inappropriate due to actual or potential conflicting interests between the parties.

          (c) Without the prior written consent of the Company (which consent shall not be unreasonably withheld), the Agent will not settle, compromise or consent to the entry of judgment in any pending or threatened claim, action, or proceeding in respect of which indemnification could be sought in accordance with the indemnification provisions of this Agreement (whether or not the Agent or the Company or any of its controlling persons is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of the Company and its controlling persons from all liability arising out of such claim, action or proceeding.

          9. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of laws provisions, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by the Agent without the prior written consent of the Company.

          10. Unless otherwise expressly provided herein, all notices, requests, demands and other communications hereunder shall be in writing, shall be delivered by hand, facsimile, prepaid overnight courier with next business day delivery guaranteed, or by First Class Mail, postage prepaid, shall be deemed given when received and shall be addressed to the Agent and the Company at the respective addresses listed below or to such other addresses as they shall designate from time to time in writing, forwarded in like manner.

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               If to the Agent, to:   IBJ Schroder Bank & Trust Company
                                      One State Street
                                      New York, NY 10004
                                      Attention: Reorganization Operations Dept.
                                      Telephone:  (212) 858-2103
                                      Facsimile:  (212) 858-2611


                    with copies to:   IBJ Schroder Bank & Trust Company
                                      One State Street
                                      New York, New York 10004
                                      Attn: Corporate Finance Trust Services
                                      Telephone:  (212) 858-2657
                                      Facsimile:  (212) 858-2952

             If to the Company, to:   Agrilink Foods, Inc.
                                      90 Linden Oaks
                                      P.O. Box 20670
                                      Rochester, New York 14602
                                      Attn:  Chief Financial Officer
                                      Telephone:  (716) 383-1850
                                      Facsimile:  (716) 383-1606

                    with copies to:   Howard, Smith & Levin LLP
                                      1330 Avenue of the Americas
                                      New York, New York 10019
                                      Attn:  Eulalia M. Mack, Esq.
                                      Telephone:  (212) 841-1094
                                      Facsimile:  (212) 841-1010

          11. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          12. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          13. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, paragraphs 7 and 8 and any outstanding obligation of the Agent shall survive the termination of this Agreement.


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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, all as of the day and year first above written.



                                      IBJ SCHRODER BANK & TRUST COMPANY

                                      By: __________________________________
                                          Name:
                                          Title:


                                      AGRILINK FOODS, INC.

                                      By: ___________________________________
                                          Name:
                                          Title:



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                                    EXHIBIT A
                                  SAMPLE REPORT


                                             Date:___________________________
                                             Report Number:__________________
                                             As of Date:_____________________

Ladies & Gentlemen:

As Exchange Agent for the Exchange Offer dated_____________________ , 1998, we hereby render the following report:

Principal Amount previously received:                    _______________________

Principal Amount received today:                         _______________________

Principal Amount received against Guaranteed Deliveries: _______________________

Principal Amount withdrawn today:                        _______________________

      TOTAL PRINCIPAL AMOUNT RECEIVED TO DATE
                                                         =======================

RECAP OF PRINCIPAL AMOUNT REPRESENTED BY GUARANTEES

Guarantees previously outstanding:                       _______________________

Guarantees received today:                               _______________________

Guarantees settled today:                                _______________________

Guarantees withdrawn today:                              _______________________

Guarantees outstanding:                                  _______________________

      TOTAL PRINCIPAL AMOUNT AND GUARANTEES OUTSTANDING:
                                                         =======================


                                                 Very truly yours,



                                                 Reorganization Operations Dept.




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                                    EXHIBIT B
                                  COMPENSATION

For serving as the Exchange Agent pursuant to this Agreement, IBJ Schroder Bank & Trust Company shall receive a fee of $2,500, payable upon commencement of the Exchange Offer, and its out-of-pocket expenses incurred in connection with completing its duties pursuant to this Agreement.






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